EXHIBIT 21.1

SUBSIDIARIES OF THESTREET, INC.

ENTITY	JURISDICTION OF INCORPORATION OR ORGANIZATION
Bankers Financial Products Corporation	Wisconsin
The Deal, LLC	Delaware
MDL, LLC	UK